Exhibit 10.33

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (hereinafter calIed this “Agreement”) is made and entered into as of October 1, 2001, by and between PLAINS CAPITAL CORPORATION, a Texas corporation, whose address is Post Office Box 271, 5010 University, Lubbock, Texas 79408 (hereinafter called “Borrower”), and BANK ONE, NA, a national banking association with its main office in Chicago, Illinois and with a banking office located at 1301 South Bowen Road, Arlington, Tarrant County, Texas 76013, successor by merger to Bank One, Texas, National Association (hereinafter called “Lender”).

RECITALS:

WHEREAS, Lender and Borrower have previously executed that certain Amended and Restated Loan Agreement dated November 1,2000 (the “Prior Agreement”).

WHEREAS, Lender has previously extended to Borrower a revolving line of credit (the “Prior Commitment”) under which Lender has made various loans (the “Prior Revolving Loans”) to Borrower. The Prior Commitment was established by, the Prior Revolving Loans were made pursuant to, and the Prior Commitment and the Prior Revolving Loans are governed by the Prior Agreement. The Prior Commitment expires on August 1,2002.

WHEREAS, in order to secure the Prior Revolving Loans, Borrower has executed various documents (the “Collateral Documents”) pursuant to which Borrower has granted to Lender various security interests in or other liens on various assets of Borrower.

WHEREAS, Borrower has requested that Lender agree to renew and extend the Prior Revolving Loans outstanding as of the date of this Agreement and that Lender agree to extend the termination date of the Prior Commitment, and Lender is willing to do so on the terms, conditions, and covenants herein contained provided that, among other things, the Prior Agreement is amended and restated as herein provided.

WHEREAS, each of the parties hereto therefore desires to enter into this Agreement so to provide for the terms, conditions and covenants of the extension of the Prior Revolving Loans and the extension of the termination date of the Prior Commitment.

NOW, THEREFORE, subject to all terms, conditions and covenants hereinafter set forth and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

AGREEMENT:

ARTICLE I

DEFINITIONS

1.01 Definitions. The terms defined in this Article I (except as otherwise expressly provided in this Agreement) for all purposes shall have the following meanings:

“Advance” shall mean any disbursement of an amount or amounts to be loaned by Lender to Borrower hereunder.

“Approved Purposes” shall mean with respect to the Revolving Loans, (i) the repurchase of capital stock in Borrower, (ii) the acquisition of other banks, banking assets or liabilities and/or the investment of additional capital in Banking Subsidiaries to support growth or acquisitions, and (iii) providing working capital for the operation of Borrower’s business.

“Bank” shall mean PNB Financial Bank, a Texas state bank (formerly known as The Plains National Rank and also formerly known as The Plains National Bank of West Texas), whose principal place of business is 5010 University, Lubbock, Texas 79413.

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“Banking Subsidiary” shall mean any bank (whether state or national) more than fifty percent (50%) of whose capital stock now or hereafter is owned directly or indirectly by Borrower or any Banking Subsidiary or may be voted by Borrower or any Banking Subsidiary. At the date of this Agreement, the only Banking Subsidiary of Borrower is Bank.

“Business Day” shall mean a day on which Lender is open for transaction of its general banking business.

“Closing Date” shall mean the date of this Agreement.

“Collateral” shall mean all presently owned and hereafter acquired property of any Person that secures the Obligations, including without limitation, the property described in Section 2.04.

“Commitment” shall mean the obligation of Lender to make the Revolving Loans in an amount not to exceed in the aggregate the Committed Sum. The Commitment shall replace the Prior Commitment.

“Committed Sum” shall mean $7,500,000.00.

“Current Maturities of Long Tern Debt” shall mean that portion of the long term debt of Borrower and that portion of the capitalized lease obligations of Borrower which will be due in the twelve (12) months immediately following any date of computation of Current Maturities of Long Term Debt.

“Dividends” shall mean, with respect to the four (4) calendar quarters immediately preceding any date of computation of Dividends, the total amount of all dividends and other distributions paid by Borrower during such four (4) calendar quarters upon Borrower’s capital stock of any class (other than dividends paid in Borrower’s common stock).

“Equity Capital” shall mean the stockholders’ equity in Bank and each other Banking Subsidiary (including capital stock, surplus, retained earnings and capital reserves, but excluding treasury stock, any Loan Loss Reserves, and any deductions or increases for market value changes due to applicable regulatory guidelines in effect from time to time), all as determined by regulatory accounting principles consistently applied.

“Equity Capital Ratio” shall mean the ratio of Bank’s and each other Banking Subsidiary’s Equity Capital to Bank’s and each other Banking Subsidiary’s total assets as determined by regulatory accounting principles consistently applied.

“Event of Default” shall mean any event specified in Section 6.01 of this Agreement, or any other event specified elsewhere in this Agreement as an “Event of Default”, provided that any requirement in connection with such event for the giving of notice or lapse of time or any other condition has been satisfied.

“Fixed Charge Coverage Ratio” shall mean the ratio of (a) the sum of Borrower’s (i) Net Income, (ii) Non-Cash Items, and (iii) Interest Expense less (iv) Dividends to (b) the sum of Borrower’s (i) Current Maturities of Long Tern Debt and (ii) Interest Expense, all as determined in accordance with GAAP and applicable regulatory accounting principles, to the extent that each is applicable, consistently applied.

“ForecIosed Assets” shall mean real or personal property acquired by Bank (a) through purchases at sales under judgments, decrees, or mortgages where the property was security for debts previously contracted, (b) through conveyance in satisfaction or partial satisfaction of debts previously contracted, or (c) through purchases to secure debts previously contracted.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

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“Highest Lawful Rate” shall mean the maximum rate of nonusurious interest allowed from time to time by Law.

“Indebtedness” shall mean all obligations and liabilities of Borrower for borrowed money, whether now existing or hereafter arising, direct or indirect, joint or several, secured or unsecured.

“Insider” shall mean an “executive officer,” “director,” or “person who directly or indirectly or in concert with one or more persons, owns, controls, or has the power to vote more than 10% of any class of voting securities” (as such terms are defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978, as amended, or in regulations promulgated pursuant thereto) of any Banking Subsidiary.

“Interest Expense” shall mean, with respect to the four (4) calendar quarters immediately preceding any date of computation of Interest Expense, the total amount of all interest which has accrued on the Indebtedness during such four (4) calendar quarters.

“Laws” shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

“Loan Documents” shall mean this Agreement, the Revolving Note, the Security Instruments, and all other agreements, instruments or documents executed and delivered pursuant to or in connection with this Agreement and any future amendments hereto or thereto and any restatements hereof or thereof, together with any and all renewals or extensions hereof or thereof.

“Loan Loss Reserves” shall mean the allowance of Bank and of each other Banking Subsidiary for loan and lease losses.

“Net Income” shall mean, with respect to the four (4) calendar quarters immediately preceding any date of computation of Net Income, the net income of Borrower for such four (4) calendar quarters.

“Non-Cash Items” shall mean, with respect to the four (4) calendar quarters immediately preceding any date of computation of Non-Cash Items, the total amount of all depreciation, amortization, deferred federal income taxes, and other non-cash items (but specifically excluding any allowance or provision for loan or leases losses) which has accrued during such four (4) calendar quarters.

“Obligations” shall mean the outstanding principal mounts of the Revolving Note, the Revolving Loans, and interest accrued thereon, and any and all other indebtedness, liabilities and obligations whatsoever of Borrower to Lender hereunder or under the Revolving Note, or otherwise, whether direct or indirect, absolute or contingent, due or to become due, and whether now existing or hereafter arising, and howsoever evidenced or acquired, whether joint or several, and whether evidenced by note, draft, acceptance, guaranty, open account, letter of credit, surety agreement or otherwise, it being contemplated by the parties hereto that Borrower may become indebted to Lender in further sum or sums, plus interest accruing on any foregoing and all attorney fees and costs incurred in the enforcement of any foregoing; but nothing contained herein shall obligate Lender to lend any further sum or sums to Borrower.

“Other Real Estate” shall mean (a) real property acquired by a Banking subsidiary (1) through purchases at sales under judgments, decrees, or mortgages where the real property was security for debts previously contracted, (2) through conveyance in satisfaction or partial satisfaction of debts previously contracted, (3) through purchases to secure debts previously contracted, or (4) through any other method of asset acquisition, where the real property, in the hands of the transferor to such Banking Subsidiary, was classified as “other real estate owned” pursuant to 12 C.F.R. Section 7.3025, (b) former banking premises beginning on the

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date of relocation to new banking quarters, (c) property originally acquired for future expansion for which banking use is no longer contemplated, (d) any real estate sold and financed by a Banking Subsidiary for which the purchaser’s equity down payment was less than ten percent (10%) or for which the financing was provided at a rate of interest less than the Prime Rate, but only during such time as the equity ownership remains less than ten percent (10%) or the financing remains at a rate of interest less than the Prime Rate, (e) real property still in the possession of and legally titled in a borrower of a Banking Subsidiary that would be considered to be an “in substance foreclosure” by reason of the borrower having little or no equity and sale of such property being the only source of repayment, (f) any and all other real property or assets of a Banking Subsidiary that are classified as “other real estate owned” pursuant to 12 C.F.R. Section 7.3025. Other Real Estate shall not include any building or contiguous property that is used by a Banking Subsidiary for banking services, for storage, for operations services, or for parking for customers or employees.

“Person” shall mean any individual, firm, corporation, association, partnership, joint venture, trust or other entity, or Tribunal.

“Pledged Stock” shall mean the capital stock of Bank pledged or to be pledged to Lender pursuant to Section 2.04 of this Agreement and the Security Instruments, constituting 100% of the capital stock of Bank.

“Primary Capital” shall be the sum of Equity Capital plus Loan Loss Reserves.

“Prime Rate” shall mean at any time the rate of interest per annum equal to the prime rate of interest announced from time to time by Lender or its parent, changing when and as said prime rate changes. The Prime Rate is a general reference rate of interest and may or may not be the lowest rate charged by Lender from time to time. Lender may extend credit to other borrowers at rates of interest varying from, and having no relationship to, the Prime Rate.

“Revolving Loan” and “Revolving Loans” shall have the meanings set forth in Section 2.01.

“Revolving Note” shall mean the promissory note evidencing the unpaid principal balance of the Revolving Loans, and any renewal, extension, modification or amendments thereto or any substitution therefor.

“Revolving Principal Debt” shall mean the aggregate unpaid principal balance of the Revolving Note at the time in question.

“Security Instruments” shall mean any and all security agreements, financing statements, guarantees, surety agreements, pledges, hypothecations, or other instruments, documents, or agreements of any sort creating or perfecting liens or in any other way at any time securing or guaranteeing payment, repayment, or performance of the Obligations.

“Taxes” shall mean all taxes, assessments, fees, or other charges from time to time or at any time imposed by any Laws or by any Tribunal.

“Termination Date” shall mean August 1, 2003.

“Total Classified Assets” shall mean, at any particular time, the sum of the book value of all assets of Bank classified, in whole or in part, as “Loss”, “Doubtful”, or “Substandard” by any Tribunal.

“Tribunal” shall mean any state, commonwealth, federal, foreign, territorial, regulatory, or other court or governmental department, commission, board, bureau, agency or instrumentality.

1.02 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless

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otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

REVOLVING LOANS AND CONDITIONS PRECEDENT

2.01 Revolving Loans. Subject to and upon the terms, covenants, and conditions of this Agreement, Lender agrees to make loans (hereinafter called, individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Committed Sum. Within the limit of the Committed Sum, Borrower may borrow, repay, and reborrow at any time and from time to time from the Closing Date to the earlier of (a) the Termination Date or (b) the termination of Lender’s Commitment hereunder. If, by virtue of payments made on the Revolving Note, the principal amount owed on the Revolving Note during its term reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Revolving Loans made thereafter, and Lender shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Lender. The Revolving Loans shall include without limitation the Prior Revolving Loans outstanding as of the Closing Date, which Prior Revolving Loans are hereby renewed and extended.

2.02 Revolving Note. The Revolving Loans (including without limitation the Prior Revolving Loans outstanding as of the Closing Date) shall be evidenced by, and be repayable in accordance with, the Revolving Note. The Revolving Note shall be dated October 1, 2001 and shall be payable on or before the Termination Date. The Revolving Note shall be executed and delivered by Borrower to Lender and shall be payable to the order of Lender in the original principal amount of the Committed Sum. Borrower agrees to pay interest on the unpaid principal balance from time to time owing on the Revolving Loans computed from the date of the Revolving Note until maturity at a per annum rate which from day to day shall be the lesser of the Prime Rate in effect from day to day less three-fourths of one percent (0.75%) or the Highest Lawful Rate in effect from day to day. The unpaid principal and any accrued but unpaid interest owing on the Revolving Note shall be paid as follows:

(a) Principal. Borrower shall pay principal in accordance with the terms of the Revolving Note, with the maturity date of the Revolving Loans being as set forth in the Revolving Note. On October 1, 2001, the principal payment terms of the Revolving Note are as follows: payment of all outstanding principal shall be due and payable on or before August 1, 2003.

(b) Interest. Borrower shall pay interest in accordance with the terms of the Revolving Note, which shall never exceed the Highest Lawful Rate. On October 1, 2001, the interest payment terms of the Revolving Note shall be as follows: all accrued and unpaid interest shall be due and payable quarterly on each February 1, May 1, August 1, and November 1 during the term of the Revolving Note, the first such quarterly installment being due and payable on November 1, 2001, with a final payment of all accrued but unpaid interest being due and payable on August 1, 2003. Unpaid and past due principal and interest shall bear interest at the Highest Lawful Rate and shall be payable on demand.

In part, the Revolving Note is given in renewal and extension of the unpaid principal balance of the Prior Revolving Loans outstanding as of October 1, 2001.

2.03 Notice and Manner of Borrowing. Borrower shall give Lender written notice prior to 11:00 a.m. Fort Worth, Texas time on the date of any requested Advance specifying the purpose (which must be an Approved Purpose), amount and date of each Advance hereunder. On the date specified for each Advance, and upon the condition that Borrower has timely complied with all of the terms, covenants, and conditions of this Agreement, Lender shall advance to Borrower the amount of the requested Advance.

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2.04 Security for Obligations. To secure full and complete payment and performance of the Obligations. Borrower shall cause to be executed and delivered the following documents and property:

On or before the Closing Date, Borrower shall deliver to Lender possession of the certificate(s) representing the Pledged Stock, together with stock powers executed in blank by Borrower. Borrower shall execute and cause to be executed such Security Instruments and other documents and instruments as Lender, in its sole discretion, deems necessary or desirable to create, evidence or perfect its security interest in the Collateral. In addition, if at any time Borrower forms or acquires or there otherwise exists a subsidiary of Borrower that at any time owns or holds stock in Bank or any Banking Subsidiary or if at any time Borrower forms or acquires or there otherwise exists any subsidiary of Borrower that Lender deems to be material in Lender’s sole and absolute discretion, then Borrower shall deliver to Lender possession of the certificate(s) representing all of the stock in each such subsidiary, together with stock powers executed in blank by Borrower, and Borrower shall execute and cause to be executed such Security Instruments and other documents and instruments as Lender, in its sole discretion, deems necessary or desirable to create, evidence or perfect its security interest in such stock.

2.05 Distributions. If Borrower shall be entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any reclassification, increase or reduction of capital, or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for any shares of any Pledged Stock, Borrower agrees to accept same as Lender’s agent and to hold same in trust on behalf of or for the benefit of Lender and to deliver same forthwith to Lender in exact form received, with the endorsement of Borrower where necessary, together with appropriate undated stock powers duty executed in blank, to be held by Lender as additional Collateral.

2.06 Conditions Precedent to Closing. The obligation of Lender to renew and extend the Prior Revolving Loans outstanding as of the Closing Date, to extend the termination date of the Prior Commitment, and to make the Revolving Loans shall be subject to the following conditions precedent and Lender shall have received on or before the day of any Advance, dated as of the date of the Closing Date, the following documents, in form and substance satisfactory to Lender:

(a) Revolving Note. The Revolving Note, in form and content satisfactory to Lender, duly executed by Borrower.

(b) Security Instruments. The Security Instruments executed by Borrower granting to Lender a security interest in the Collateral.

(c) Stock Certificate and Stock Power. The original certificate or certificates evidencing the Pledged Shares, accompanied by stock powers, duly executed by Borrower in blank.

(d) Resolutions of Borrower. Corporate resolutions of the Board of Directors of Borrower, certified by the Secretary of Borrower, which resolutions authorize the execution, delivery and performance by Borrower of this Agreement and each other Loan Document. Included in said resolutions or by separate document, Lender shall receive a certificate of incumbency certified by the Secretary of Borrower certifying the names of each officer authorized to execute this Agreement and any other Loan Document, together with specimen signatures of such officers.

(e) Articles of Incorporation. A copy of the articles of incorporation and a copy of the bylaws of Borrower including all amendments thereto, certified by the Secretary or Assistant Secretary thereof as being true and correct.

(f) Government Certificates. Certificates issued by the appropriate governmental authorities, dated as of a recent date, relating to the existence and good standing of Borrower.

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(g) Proceedings. All proceedings of Borrower in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance to Lender and its counsel; and Lender shall have received copies of all documents or other evidence which Lender or its counsel may reasonably request in connection with said transactions and copies of records and all proceedings in connection therewith, all in form and substance satisfactory to Lender and its counsel.

(h) Additional Papers. Borrower shall have delivered to Lender such other documents, records, instruments, papers, opinions, and reports, as shall have been requested by Lender, to evidence the status or organization or authority of Borrower or to evidence payment of the Obligations, all in form satisfactory to Lender and its counsel.

2.07 Conditions for Each Advance. In addition to the conditions precedent stated elsewhere herein, Lender shall not be obligated to renew and extend the Prior Revolving Loans outstanding as of the Closing Date, or extend the termination date of the Prior Commitment, or make any Revolving Loan or any other Advance during the term of this Agreement unless:

(a) The representations and warranties made in Article III of this Agreement are true and correct at and as of the time the Advance is to be made, and the request for an Advance shall constitute the representation and warranty by Borrower that such representations and warranties are true and correct at such time.

(b) On the date of, and upon receipt of, the Advance, no Event of Default, and no event which, with the lapse of time or notice or both, could become an Event of Default, shall have occurred and be continuing.

(c) Lender has received a written request for the Advance by 11:00 a.m. on the date of a desired Advance which sets forth the purpose, amount and date of such desired Advance, as well as such other documents, opinions, certificates, agreements, instruments and evidences as Lender may reasonably request.

(d) The requested Advance is for an Approved Purpose.

(e) With respect to the Revolving Loans, the Revolving Principal Debt prior to the making of such Advance plus the amount of the requested Advance will not exceed the Committed Sum.

(f) All proceeds of previous Advances shall have been spent or used only for Approved Purposes.

2.08 Availability Fee. Borrower shall pay to Lender an Availability Fee (herein so called) equal to one-eighth of one percent ( 1/8%) (on the basis of a 365, or when appropriate 366, day year) on the average daily difference between the Committed Sum and the Revolving Principal Debt from time to time outstanding from August 1, 2001 until the Termination Date. The Availability Fee shall be due and payable by Borrower to Lender in arrears quarter-annually as it accrues, on the same dates as, but in addition to the payments of interest on the Revolving Note.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and upon which Lender has relied in entering into this Agreement and consummating the transactions herein described, Borrower represents and warrants to Lender, at all times on and after the Closing Date and as of Closing Date, that:

3.01 Existence and Authority of Borrower. Borrower has the full power, authority and legal right to execute, deliver and perform the provisions of this Agreement and the other Loan Documents to which Borrower is or may become a party, all of which have been or shall be duly authorized and approved by Borrower.

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3.02 Litigation. No action, suit or proceeding against or affecting Borrower or any Banking Subsidiary is known to be pending, or to the knowledge of Borrower threatened, in any court or before any governmental agency or department, which, if adversely determined, could result in a final judgment or liability of a material amount not fully covered by insurance, or which may result in any material or adverse change in the business, or in the condition, financial or otherwise, of Borrower or any Banking Subsidiary. There are no outstanding judgments against Borrower or any Banking Subsidiary.

3.03 Compliance With Other Instruments. There is no default in the performance of any material obligation, covenant, or condition contained in any agreement to which Borrower or any Banking Subsidiary is a party which has not been waived. Except as has been disclosed to Lender, neither Borrower nor any Banking Subsidiary are in default with respect to any Law of any Tribunal. The execution, delivery and performance by Borrower of the terms of this Agreement, the Revolving Note, and the other Loan Documents to which Borrower is or may become a party have been duly authorized by all requisite action on the part of Borrower and do not and will not violate the provisions of my applicable Law or any order or regulation of any governmental authority to which Borrower is subject, and will not conflict with or result in a breach of any of the terms of any agreement or instrument to which Borrower is a party or by which Borrower is bound, or constitute a default thereunder, or result in the creation of a lien, charge, or incumbrance of any nature upon any of Borrower’s properties or assets.

3.04 No Default. No Event of Default specified in Article VI has occurred and is continuing.

3.05 Corporate Authorization and Enforceability. The Board of Directors of Borrower has duly authorized the execution, delivery and performance of the provisions of this Agreement and the other Loan Documents to which Borrower is or may become a party and the performance of its respective terms and no consent of the stockholders of Borrower or any other Person is a prerequisite thereto or if a prerequisite thereto, the same has been duly obtained. This Agreement and any other Loan Documents executed by Borrower are valid, binding, and enforceable obligations of Borrower in accordance with their respective terms.

3.06 Disclosure. Neither this Agreement nor any other Loan Document, document, certificate, or statement furnished to Lender by or on behalf of Borrower or any Banking Subsidiary in connection herewith is known to contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

3.07 Ownership of Banking Subsidiaries. Borrower owns, and on the Closing Date and at all times thereafter will own, not less than 100% of the capital stock of Bank. After the acquisition or creation of any Banking Subsidiary other than Bank, Borrower will continue to own not less than 100% of the capital stock of each such Banking Subsidiary.

3.08 Federal Reserve Board Regulations. Neither Borrower nor any Banking Subsidiary is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U, or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Revolving Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither Borrower, any Banking Subsidiary, nor any Person acting on their behalf has taken or will take any action which might cause this Agreement to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended.

3.09 Financial Statements. The financial statements of Borrower and each Banking

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Subsidiary furnished to Lender were prepared in accordance with regulatory accounting principles or GAAP, as indicated upon such statements, and such statements fairly present, as appropriate, the financial conditions of Borrower and each Banking Subsidiary, respectively, as of, and for the portion of the fiscal year ending on, the date or dates thereof. There were no material or adverse events or liabilities, direct or indirect, fixed or contingent, of Borrower or any Banking Subsidiary as of the date or dates of such financial statements and known to Borrower or any Banking Subsidiary, which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, the Loan Documents and transactions heretofore disclosed in writing to Lender, there have been no material adverse changes in the respective financial conditions of Borrower or any Banking Subsidiary from those shown in such financial statements between such date or dates and the date hereof, nor has Borrower or any Banking Subsidiary incurred any material adverse liability, direct or indirect, fixed or contingent, except as previously disclosed in writing to Lender.

3.10 Stock Agreements. Borrower has furnished to Lender copies of all buy-sell agreements, stock redemption agreements, shareholder agreements, voting trust agreements and all other agreements and contracts involving the stock of any Banking Subsidiary; and there are not now any agreements or terms of any agreements to which Borrower is a party which alter, impair, affect or abrogate the rights of Lender or the Obligations of Borrower under this Agreement or any other Loan Document.

3.11 Taxes. All federal, state, foreign, and other Tax returns of Borrower and each Banking Subsidiary required to be filed have been filed, and all federal, state, foreign, and other Taxes imposed upon Borrower and each Banking Subsidiary which are due and payable have been paid or adequate reserves for payment thereof have been provided.

3.12 Title to Collateral. Borrower owns, and with respect to Collateral acquired after the date hereof, Borrower will own, legally and beneficially, the Collateral free of any lien or claim or any right or option on the part of any third person to purchase or otherwise acquire the Collateral or any part thereof, except for the first priority lien granted pursuant to the Loan Documents. The Collateral is not subject to any restriction on transfer or assignment except for compliance with applicable federal and state laws and regulations promulgated thereunder. No consent to pledge the Collateral as contemplated hereby is required. All of the Collateral has been, and with respect to Collateral delivered after the date hereof, will be duly and validly issued, fully paid and nonassessable. The Pledged Shares constitute 100% of the issued and outstanding shares of capital stock of Bank.

3.13 Use of Proceeds of Loans. Borrower will use the proceeds of the Revolving Loans solely to repurchase capital stock in Borrower, for the acquisition of other banks, banking assets or liabilities and/or the investment of additional capital in Banking Subsidiaries to support growth or acquisitions, and to provide working capital for the operation of Borrower’s business.

3.14 Rights in Properties; Liens. Each Banking Subsidiary has good and indefeasible title or valid leasehold interests in its properties and assets, real and personal, and none of the properties, assets, or leasehold interests of any Banking Subsidiary is subject to any lien except as permitted by Section 5.05.

3.15 Approvals. No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Agreement and the other Loan Documents to which Borrower is or may become a party or the validity or enforceability thereof.

3.16 Contracts. To the best of Borrower’s knowledge, neither Borrower nor any Banking Subsidiary is a party to, or bound by, any agreement, condition, contract, or arrangement which might in the future have a material adverse effect on the business, operations or financial condition of Borrower or any Banking Subsidiary.

3.17 Existing Indebtedness. No indebtedness evidenced by notes payable or existing under lines of credit with banks other than Bank are presently in existence or outstanding.

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3.18 Ineligible Securities. No portion of any Advance shall be used directly or indirectly to purchase ineligible securities, as defined by applicable regulations of the Federal Reserve Board, underwritten by any affiliate of Banc One Corporation during the underwriting period and for thirty (30) days thereafter.

ARTICLE IV

AFFIRMATIVE COVENANTS

While any part of the Obligations remains unpaid and unless otherwise waived in writing by Lender:

4.01 Accounts, Reports and Other Information. Borrower and each Banking Subsidiary shall maintain a standard system of accounting in accordance with regulatory accounting principles or GAAP, as applicable, and Borrower shall furnish to Lender the following:

(a) Quarterly Reports. As soon as available, but no more than forty-five (45) days after the end of each calendar quarter and with regard to such calendar quarter, copies of:

(i) all Federal Financial Institutions Examination Council (the “FFIEC”) Consolidated Reports of Condition and Income (commonly known as Call Reports) furnished by any Banking Subsidiary to the appropriate Tribunal;

(ii) each Banking Subsidiary’s report of risk-based capital adequacy, as submitted to such Banking Subsidiary’s Board of Directors; and

(iii) a summary report of the totals, by category, of all assets of each Banking Subsidiary that are classified, in whole or in part, as “Other Assets Especially Mentioned”, “Substandard”, “Doubtful”, and “Loss,” and a listing of Other Real Estate and Foreclosed Assets; and upon the request of Lender, a detailed listing of such assets.

(b) Financial Reports. As soon as practicable and in any event within forty-five (45) days after the last day of each calendar quarter, the balance sheet of Borrower, each Banking Subsidiary and of each other subsidiary or affiliate of Borrower as at such date, and the related statements of income and retained earnings for the elapsed portion of the fiscal year of Borrower, each Banking Subsidiary and of each other subsidiary or affiliate of, as the case may be, ended with the last day of such calendar quarter, all in reasonable detail, prepared in conformity with generally accepted accounting principles (subject to routine audit and normal year-end adjustments), and certified by the president or principal financial officer of Borrower, each Banking Subsidiary and of each other subsidiary or affiliate of Borrower, as the case may be.

(c) FRY-9 Reports. As soon as available, but no more than forty-five (45) days after each June 30 and each December 31 of each calendar year, the Parent Company Only Financial Statements for Bank Holding Companies (FRY-9LP) report for Borrower, as submitted to the Federal Reserve Bank of Dallas, prepared on an unconsolidated basis (Borrower only), and as soon as available, but no more than forty-five (45) days after the end of each calendar quarter, the Consolidated Financial Statements for Bank Holding Companies (FRY-9C) report for Borrower, as submitted to the Federal Reserve Bank of Dallas, prepared on a consolidated basis.

(d) Annual Audit of Borrower. As soon as available, but no more than one hundred twenty (120) days after the end of each fiscal year: (i) copies of audited balance sheets, statements of income and retained earnings and statement of cash flows of Borrower, setting forth on a consolidated basis, in comparative form, figures

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for the previous calendar year, all in reasonable detail; (ii) an opinion by an independent certified public accountant selected by Borrower and acceptable to Lender, which opinion shall state that said financial statements have been prepared in accordance with GAAP and that such accountant’s audit of such financial statements has been made in accordance with generally accepted auditing standards and that said financial statements present fairly the financial condition of Borrower and the results of its operations; and (iii) any management letter submitted to Borrower by such independent certified public accountant.

(e) Officer’s Certificate. As soon as available, but no more than forty-five (45) days after the last day of each calendar quarter, an Officer’s Certificate, signed by the chief financial officer of Borrower, setting forth the information required to establish whether each Banking Subsidiary was in compliance with the financial covenants and ratios set forth in Article V hereof during the period covered and that the chief financial officer of Borrower has reviewed the relevant terms in this Agreement and has made, or caused to be made under his supervision, a review of the transactions of each Banking Subsidiary from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the Officer’s Certificate and that such review has not disclosed any Event of Default, violation or breach in the due observance of any covenant, agreement or provision of this Agreement.

(f) Other Reports and Information. As soon as available, copies of all other financial and other statements, reports, correspondence, notices and information of Borrower or and/or any Banking Subsidiary as may be reasonably requested, in form and substance satisfactory to Lender, in its sole discretion, including, but not limited to, and subject to any requirements of confidentiality, copies of all written communications of Borrower or any Banking Subsidiary with any Tribunal.

(g) Budget. As soon as practicable and in any event within forty-five (45) days after the last day of each calendar year, a budget for each Banking Subsidiary for the next calendar year setting forth projected operating expenses, capital expenditures, and debt service of such Banking Subsidiary for such calendar year. Such budget shall be based on assumptions set forth therein which Borrower and each Banking Subsidiary believe to be reasonable at the time such budget is delivered to Lender, be prepared based on sound financial planning practices, and represent Borrower’s and such Banking Subsidiary’s best effort to present a reasonable estimate based on existing circumstances of the operating expenses, capital expenditures, and debt service of such Banking Subsidiary for such calendar year.

4.02 Existence. Borrower will, and will cause each Banking Subsidiary to: (i) maintain its respective assets and properties in good condition and repair; (ii) preserve and maintain its respective leases, legal existence and all of its privileges, franchises, agreements, qualifications and rights that are necessary or desirable in the ordinary course of its business; (iii) maintain and preserve the existence of each Banking Subsidiary as a national banking association or state banking association, as applicable, and maintain and preserve the good standing of Borrower and each Banking Subsidiary with all Tribunals; and (iv) conduct its respective business as presently conducted in an orderly and efficient manner in accordance with good business practices.

4.03 Compliance With Applicable Laws. Borrower shall, and shall cause each Banking Subsidiary to, comply with the requirements of all applicable Laws of any Tribunal.

4.04 Inspection. If Lender, in Lender’s sole discretion, should have any cause for concern about the financial condition of Borrower or its subsidiaries due to apparent deterioration in Borrower’s or any subsidiary’s financial condition, then, upon forty-five (45) days prior notice from Lender to Borrower, Borrower shall, and Borrower shall cause each Banking Subsidiary to, permit any representatives of Lender to visit, review and/or inspect any of its properties and assets at any reasonable time and to examine all books of account, records, reports, examinations and other papers, to make copies therefrom at the expense of Lender, to discuss the affairs, finances and accounts of Borrower and each Banking Subsidiary with its employees and officers, and to perform loan portfolio reviews of each

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Banking Subsidiary, at all such reasonable times and as often as may be reasonably requested. Lender agrees to pay all reasonable expenses of Lender associated with any loan portfolio reviews.

4.05 Change. Borrower shall promptly notify Lender of: (i) any change in the membership of the executive management or board of directors of Borrower or any Banking Subsidiary; (ii) any change in the beneficial or legal ownership of ten percent (10.0%) or more of the issued and outstanding common stock of Borrower or any Banking Subsidiary; and (iii) any other matter which could have a material or adverse effect on the financial condition or operations of Borrower or any Banking Subsidiary.

4.06 Payment of Taxes. Borrower shall pay or discharge, and will cause each Banking Subsidiary to pay or discharge, all lawful Taxes imposed upon them or upon their income or profits or upon any of their property before the same shall be delinquent; provided, however, neither Borrower nor any Banking Subsidiary shall be required to pay and discharge any such Taxes (i) so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and such liable party shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes before any of its property shall be sold to satisfy any lien which has attached as a security therefor; and (ii) if Lender has been provided written notice of such proceedings.

4.07 Insurance. Borrower shall cause each Banking Subsidiary to keep all property of a character usually insured by Persons engaged in the same or similar businesses, adequately insured by financially sound and reputable insurers, and shall furnish Lender evidence of such insurance immediately upon request in form satisfactory to Lender.

4.08 Compliance With ERISA. Borrower shall, and shall cause each Banking Subsidiary to, comply, if applicable, with the provisions of the Employee Retirement Income Security Act of 1974, as amended, and furnish to Lender, upon Lender’s request, such information concerning any plan of Borrower or any Banking Subsidiary subject to said Act as may be reasonably requested. Borrower shall notify Lender immediately of any fact or action arising in connection with any plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee or administrator for such plan, or any other “Reportable Event” as that term is defined in Section 4043 of ERISA.

4.09 FDIC Insurance. Borrower shall cause each Banking Subsidiary to maintain federal deposit insurance and to be a member of the Federal Deposit Insurance Corporation.

4.10 Notices. Borrower shall promptly notify, and shall cause each Banking Subsidiary to promptly notify Lender of (i) the occurrence of an Event of Default, or of any event that with notice or lapse of time or both would be an Event of Default; (ii) the commencement of any action, suit, or proceeding against Borrower or any Banking Subsidiary that might have a material adverse effect on the business, financial condition, or operations of Borrower or such Banking Subsidiary; and (iii) any other matter that might have a material adverse effect on the business, financial condition, or operations of Borrower or any Banking Subsidiary.

4.11 Further Assurances. Borrower will execute and deliver such further instructions as may be deemed necessary or desirable by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents.

4.12 Compliance with Regulations G, T, U and X. Neither Borrower, any Banking Subsidiary, nor any Person acting on their behalf will take any action which might cause this Agreement or any of the Loan Documents to violate, and Borrower will take all actions necessary to cause compliance with, Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

4.13 Cash Flow Reports. Borrower shall deliver to Lender as soon as practicable and in any event within forty-five (45) days after the last day of each calendar quarter (other than the last calendar quarter) of each calendar year, a report of Borrower’s total actual cash

AMENDED AND RESTATED LOAN AGREEMENT - Page 12

inflows and total actual cash outflows for the period beginning on the first day of such year and ending on the last day of such quarter, together with Borrower’s estimates of Borrower’s total projected cash inflows and total projected cash outflows for the remainder of such year. In addition, Borrower shall deliver to Lender as soon as practicable and in any event within ninety (90) days after the last day of each calendar year, a report of Borrower’s total actual cash inflows and total actual cash outflows for such calendar year, together with Borrower’s estimates of Borrower’s total projected cash inflows and total projected cash outflows for the immediately following calendar year. Such reports shall be in such form as Lender may reasonably require.

4.14 Use of Advances. Borrower shall use the proceeds of the Revolving Loans solely for Approved Purposes.

ARTICLE V

NEGATIVE COVENANTS

While any part of the Obligations remains unpaid and unless waived in writing by Lender:

5.01 Equity Capital Ratio. Borrower shall not permit the Equity Capital Ratio (or any other capital adequacy ratio, as established and defined by any regulatory Tribunal) of Bank or any other Banking Subsidiary to be less than that required by the regulations of any regulatory Tribunals as to minimum capital requirements, including, without limitation, all risk based capital regulations. In addition to the foregoing and notwithstanding any lesser Equity Capital Ratio that may be permitted by any regulatory Tribunal, Borrower shall not permit the Equity Capital Ratio of Bank or any other Banking Subsidiary to be less than six percent (6.00%).

5.02 Total Classified Assets. Borrower shall not permit the Total Classified Assets of Bank at any time to exceed thirty-five percent (35%) of Bank’s Primary Capital.

5.03 Fixed Charge Coverage Ratio. Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 4.0 to 1.0 as of the last day of any calendar quarter.

5.04 Limitation on Debt. Borrower shall not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any debt (other than debt to Lender) in excess of Fifty Thousand Dollars ($50,000.00), combined and in the aggregate, without the prior written approval of Lender.

5.05 Liens, Disposition of Stock. Except for the first priority lien in the Collateral granted pursuant to this Agreement, Borrower shall not create or suffer to exist any lien or security interest upon, or otherwise dispose of or encumber, any of the capital stock of any subsidiary of Borrower, without the prior written approval of Lender.

5.06 Change of Control. There shall be no change in the control of Borrower or any Banking Subsidiary without the prior written approval of Lender. For purposes of this Section, and with respect to Borrower, the term control shall mean (i) the power to, directly or indirectly vote twenty-five percent (25%) or more of the capital stock of Borrower, and (ii) any sale of the capital stock of Borrower. For purposes of this Section, and with respect to any Banking Subsidiary, the term control shall mean (i) the power to, directly or indirectly vote any of the capital stock of such Banking Subsidiary, and (ii) any sale of the capital stock of such Banking Subsidiary. Borrower shall immediately advise Lender of any filing or anticipated filing of a change of control application with any Tribunal.

5.07 Business. No Banking Subsidiary shall engage, directly or indirectly, in any business other than the businesses permitted by statute and the regulations of the appropriate governmental and regulatory agencies or Tribunals.

5.08 Sales of Assets. Borrower shall not, and Borrower shall not permit any Banking Subsidiary to, directly or indirectly, lease, transfer or sell all or any substantial portion (i.e., more than 25%) of its respective property, assets, or stock to any other Person, or dispose, dissolve or liquidate its respective assets, property, or business.

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5.09 Issuance of Stock. Borrower shall not permit Bank to authorize or issue shares of stock of any class, common or preferred, or any warrant, right or option pertaining to its capital stock or issue any security convertible into capital stock.

5.10 Transactions with Affiliates. Borrower will not permit any Banking Subsidiary to enter into any transaction with any Insider, except upon fair and reasonable terms.

5.11 Loans. Except for loans and other extensions of credit made by Bank in the ordinary course of its banking business, neither Borrower nor Bank will, directly or indirectly, make any loans or advances to any Person (other than Borrower, Bank or any other subsidiary of Borrower).

ARTICLE VI

DEFAULT

6.01 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) Failure by Borrower to pay or perform any part or component of the Obligations, when due or declared due, and the continuance of such failure for a period of five (5) days after which date such Obligations become due;

(b) Any representation or warranty made or deemed made by Borrower or any other Person (or any of their respective officers or representatives) in any Loan Documents, or in my certificate or financial or other statement furnished at any time to Lender shall be false, misleading or erroneous in any material respect as of the date made, deemed made, or furnished, and the failure of Borrower to correct the applicable facts or circumstances so as to make such representation or warranty true and accurate within twenty (20) days after notice thereof from Lender to Borrower; or

(c) Failure to observe, perform or comply with any of the covenants, terms, or agreements contained in this Agreement or any other Loan Document (other than the covenant and agreement to pay the Obligations when due), and the continuance of such failure for a period of twenty (20) days after Lender gives Borrower notice thereof; or

(d) Failure by Borrower or Bank to pay any of its indebtedness (other than the Obligations) as the same becomes due (other than indebtedness being actively contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles), and the continuance of such failure for a period of five (5) days after which date such indebtedness becomes due; or any indebtedness (other than the Obligations) becomes due by its terms and remains unpaid or is or may be declared to be due and payable prior to its expressed maturity by reason of my default, and the continuance of such condition of nonpayment for a period of five (5) days after which date such indebtedness becomes due: or

(e) Borrower or any Banking Subsidiary shall file a petition for bankruptcy, liquidation or any answer seeking reorganization, rearrangement, readjustment of its debts or for any other relief under any applicable bankruptcy, insolvency, or similar act or law, now or hereafter existing, or my action consenting to, approving of, or acquiescing in, any such petition or proceeding; or the appointment by consent or acquiescence of, a receiver, trustee, liquidator, or custodian for all or a substantial part of its property; or the making of an assignment for the benefit of creditors; or the inability to pay its debts as they mature; or take any corporate action to authorize any of the foregoing; or

AMENDED AND RESTATED LOAN AGREEMENT - Page 14

(f) Filing of an involuntary petition against Borrower or any Banking Subsidiary seeking reorganization, rearrangement, readjustment or liquidation of its debts or for any other relief under any applicable bankruptcy, insolvency or other similar act or law, now or hereafter existing; or the involuntary appointment of a receiver, trustee, liquidator or custodian of all or a substantial part of its property by any Person; or the issuance of a writ of attachment, execution, sequestration or similar process against any part of its property and same remains unbonded, undischarged, or undismissed for a period of thirty (30) days from the date of notice; or

(g) Final judgment for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) shall be rendered against Borrower or any Banking Subsidiary and the same shall remain undischarged for a period of twenty (20) days during which execution shall not be effectively stayed; or

(h) Any material adverse change in the financial condition of Borrower, Bank or any subsidiary of Borrower occurs or threatens to occur and the continuance of such material adverse change or threatened condition thereof continues for a period of twenty (20) days after Lender gives Borrower notice thereof; or

(i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Banking Subsidiary or any of their respective shareholders or directors, or Borrower shall deny that it has any further liability or obligation under any of the Loan Documents; or

(j) Receipt by any Banking Subsidiary of a notice from the Federal Deposit Insurance Corporation of intent to terminate status as an insured bank; or

(k) The filing by any Banking Subsidiary of an application for relief pursuant to section 13(c) or 13(i) of the Federal Deposit Insurance Act, as amended, or similar relief from any Tribunal; or

(1) The filing by any Banking Subsidiary of an application for capital forbearance or similar relief from any Tribunal; or

(m) Any of Borrower, any Banking Subsidiary, or any subsidiary or affiliate of Borrower shall become subject to any formal, adverse administrative action (including, but not limited to, a cease and desist order or any other similar supervisory or letter agreement) by any regulatory Tribunal.

(n) The failure or refusal of Borrower to punctually pay the Availability Fee as the same becomes due in accordance with this Agreement.

6.02 Remedies. Upon the occurrence of any Event of Default, and at the option of Lender, and without any further delay, the Commitment shall automatically and immediately terminate, the obligation of Lender to extend credit to Borrower pursuant hereto shall automatically and immediately terminate and the unpaid principal of and accrued, unpaid interest on the Revolving Note and all of the other Obligations shall be immediately and automatically forthwith DEMANDED, and the same shall be due and payable without notice, presentment, acceleration, demand, protest, notice of acceleration, notice of intent to accelerate, notice of intent to demand, notice of protest or notice of any kind (except notice required by law which has not been waived herein) all of which are hereby waived. Further, upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law or in equity, under any Loan Document, or otherwise.

ARTICLE VII

MISCELLANEOUS

7.01 Notices. Unless otherwise provided herein, all notices, requests, and consents shall be in writing and delivered in person or mailed, postage prepaid, addressed as set forth below, and all demands shall be in writing and delivered in person or mailed, postage prepaid, certified mail, return receipt requested, addressed as set forth below:

If intended for Borrower, to:

Plains Capital Corporation

5010 University

P. O. Box 271

Lubbock, Texas 79408

Attn: Jeff Isom

AMENDED AND RESTATED LOAN AGREEMENT - Page 15

If intended for Lender and to be delivered by mail, to:

Bank One, NA

Mail Code TX1-1275

P. O. Box 2050

Fort Worth, Texas 76113-2050

Ann: James W. Aldridge

If intended for Lender and to be delivered in person, to:

Bank One, NA

1301 South Bowen Road

Arlington, Texas 76013

Attn: James W. Aldridge

or to such other person or address as either party shall designate to the other from time to time in writing forwarded in like manner. All such notices, requests, consents and demands shall be deemed to have been given or made when delivered in person, or if mailed, when deposited in the mail.

7.02 Place of Payment. All sums payable hereunder to Lender shall be paid at Lender’s banking office at 1301 South Bowen Road, Arlington, Tarrant County, Texas, on the date due or at such other place or places as Lender may from time to time designate. If any payment falls due on other than a Business Day, then such due date shall be extended to the next succeeding Business Day, and such amount shall be payable in respect to such extension.

7.03 Survival of Agreement. All covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement, the renewing of the Prior Revolving Loans, and the making of the Revolving Loans. All statements contained in any certificate or other instrument delivered by Borrower hereunder shall be deemed to constitute representations and warranties made by Borrower.

7.04 No Waiver. No waiver or consent by Lender with respect to any act or omission of Borrower or any Banking Subsidiary on one occasion shall constitute a waiver or consent with respect to any other act or omission by Borrower or any Banking Subsidiary on the same or any other occasion, and no failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

7.05 Lender Not In Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs and/or management of Borrower or any Banking Subsidiary, the power of Lender being limited to those rights generally given to lenders; provided that, if Lender becomes the owner of any stock or other equity interest in Borrower or any Banking Subsidiary whether through foreclosure or otherwise, Lender shall be entitled to exercise such legal rights as it may have by being an owner of such stock, or other equity interest in Borrower or any Banking Subsidiary.

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7.06 Joint Venture, Partnership, Etc. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, constitute or create a joint venture, partnership or any other association, affiliation, or entity between Borrower or any Banking Subsidiary and Lender.

7.07 Successors and Assigns. All covenants and agreements contained in this Agreement and all other Loan Documents shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that neither Borrower nor any Banking Subsidiary may assign its rights herein, in whole or in part.

7.08 Expenses. Borrower agrees to pay on demand all reasonable costs and expenses incurred by Lender, including reasonable attorneys’ fees, in connection with the negotiation, preparation, administration and enforcement of this Agreement or any of the Loan Documents, renewing the Prior Revolving Loans, making the Revolving Loans hereunder, and in connection with amendments, consents and waivers hereunder.

7.09 Governing Law. THIS AGREEMENT, THE REVOLVING NOTE, AND ALL OTHER LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS UNDER THE LAWS OF THE STATE OF TEXAS AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT THAT FEDERAL LAWS MAY APPLY. THIS AGREEMENT, THE REVOLVING NOTE, AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMED IN FORT WORTH, TARRANT COUNTY, TEXAS.

7.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part of this Agreement; and remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

7.11 Modification or Waiver. No modification or waiver of any provision of this Agreement, the Revolving Note, or any Loan Document shall be effective unless such modification or waiver shall be in writing and executed by a duly authorized officer of Lender.

7.12 Right of Set-off. Nothing in this Agreement shall be deemed a waiver of Lender’s right of Lender’s lien or set-off.

7.13 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, all of which together shall constitute one and the same instrument.

7.14 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

7.15 Maximum Interest Rate. No provision of this Agreement or of the Revolving Note shall require the payment or the collection of interest in excess of the maximum permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in the Revolving Note or otherwise in connection with this loan transaction, the provisions of this Section 7.15 shall govern and prevail and Borrower shall not be obligated to pay the excess amount of such interest or any other excess sum paid for use, forbearance, or detention of sums loaned pursuant hereto. In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Revolving Note; and, if the principal of the Revolving Note has been paid in full, any remaining excess shall forthwith be paid to Borrower.

7.16 Assignment, Participation, or Pledge by Lender. Lender may from time to time, without notice to Borrower: (i) pledge or encumber or assign to any one or more

AMENDED AND RESTATED LOAN AGREEMENT - Page 17

Persons (including, but not limited to, one or more of Lender’s affiliates, subsidiaries, or subsidiaries of Lender’s affiliates) all of Lender’s right, title and interest in and to this Agreement and the Loan Documents; or (ii) sell, to any one or more Persons, a participation or joint venture interest in all or any part of Lender’s right, title, and interest in and to this Agreement and the Loan Documents; and Borrower hereby expressly consents to any such future transaction. Each participant or joint venturer shall be entitled to receive all information regarding the credit-worthiness of Borrower or any Banking Subsidiary, including, without limitation, all information required to be disclosed to a participant or joint venturer pursuant to any Law of any Tribunal.

7.17 No Oral Agreements. Pursuant to Section 26.02 of the Texas Business and Commerce Code the following notice is given:

THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

7.18 Renewal and Extension. This Agreement restates, modifies and replaces the Prior Agreement. By the execution and delivery of this Agreement, all parties to this Agreement agree that effective as of the Closing Date, the Prior Commitment has been renewed and extended as set forth in this Agreement and as so renewed and extended has been replaced by the Commitment, and Lender shall have no further obligations under the Prior Agreement or any document pertaining to the Prior Commitment, it being the intention of the parties to this Agreement that this Agreement shall restate, supersede, amend, and replace the Prior Agreement and, except as otherwise provided herein, any document or agreement pertaining to the Prior Commitment. However, notwithstanding anything contained herein to the contrary, the parties hereto agree that all documents executed pursuant to the Prior Agreement and all Collateral Documents shall remain in full force and effect unless expressly released by written instrument executed by Lender and shall be subject to, and shall be deemed to have been executed and delivered under and pursuant to, this Agreement. Furthermore, it is further understood and agreed by the parties hereto that all liens and security interests securing any of the obligations or liabilities of Borrower described in the Prior Agreement are ratified and affirmed by Borrower as valid and subsisting and are hereby renewed and extended and shall remain in full force and effect until the Obligations described in this Agreement (including, without limitation, those evidenced by the Revolving Note) and all other sums now or hereafter owed by Borrower to Lender have been paid in full. All rights, titles, liens, and security interests securing the Prior Revolving Loans are preserved, maintained, and carried forward to secure the Revolving Loans and all of the other Obligations under this Agreement.

7.19 Arbitration. Lender and Borrower agree that upon the written demand of any party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from any of the Loan Documents or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association (“AAA”). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest Borrower’s address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right of set-off, or taking or disposing

AMENDED AND RESTATED LOAN AGREEMENT - Page 18

of such property with or without judicial process pursuant to the Uniform Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however, that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

7.20 Jury Waiver. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO ANY OF THE LOAN DOCUMENTS, ANY OTHER RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT.

7.21 Information Sharing. Borrower agrees that Lender may provide any information Lender may have about Borrower or about any matter relating to this Agreement or the Obligations to BANK ONE CORPORATION, or any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of the Revolving Note or of any interest in the Revolving Loans.

IN WITNESS HEREOF, Borrower and Lender by and through their duly authorized officers or representatives, have caused this Agreement to be executed the day and year first above written.

BORROWER:

PLAINS CAPITAL CORPORATION

By:	/s/ Jeff Isom
Name:	Jeff Isom
Title:	CFO

Witnessed By:

LENDER:

BANK ONE, NA

By:	/s/ James W. Aldridge
James W. Aldridge,
First Vice President

AMENDED AND RESTATED LOAN AGREEMENT - Page 19